Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

February 24, 2021

Paysafe Limited

Victoria Place

31 Victoria Street

Hamilton H10, Bermuda

Re:	Registration Statement of Paysafe Limited on Form F-4 (Registration No. 333-251552)

Ladies and Gentlemen:

We have acted as counsel to Foley Trasimene Acquisition Corp. II (“FTAC”) in connection with the registration by Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) of 48,901,115 warrants entitling the holder to purchase one common share of the Company (each, a “Company Common Share”) at a price of USD $11.50 per Company Common Share (the “Company Warrants”), pursuant to a Registration Statement on Form F-4, Registration No. 333-251552, initially filed by the Company with the Commission on December 21, 2020 (as amended, the “Registration Statement”). Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

The Company Warrants will be governed by the Warrant Agreement (the “Warrant Agreement”) dated as of August 21, 2020 by and between FTAC and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the warrants of FTAC (the “FTAC Warrants”) were issued, as modified by a Warrant Assumption Agreement (the “Warrant Assumption Agreement”) to be entered into by and among FTAC, the Company, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of December 7, 2020, by and among FTAC, the Company and certain other parties named therein, and the execution and delivery of the Warrant Assumption Agreement, each of the 48,901,115 outstanding FTAC Warrants will become one Company Warrant (the “Assignment and Assumption”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Warrant Agreement, the form of Warrant Assumption Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of FTAC, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

February 24, 2021

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of FTAC and upon the representations and warranties of FTAC contained in the Warrant Agreement. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform the Warrant Assumption Agreement and (iii) the due authorization, execution and delivery of the Warrant Assumption Agreement by the Company, in each case, pursuant to the laws of Bermuda. We have also assumed that the Warrant Agent is validly existing, has duly authorized, executed and delivered the Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

Upon the Assignment and Assumption, the Company Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and are based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP